                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              DYNATECH CORPORATION
                (Name of Registrant as Specified In Its Charter)

                              DYNATECH CORPORATION
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                         [LOGO: DYNATECH CORPORATION]

                 NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

                                                       Burlington, Massachusetts
                                                       June 25, 1997

To the Stockholders of
  Dynatech Corporation:

     Notice is hereby given that the Annual Meeting of Stockholders of Dynatech Corporation will be held at the offices of Hale and Dorr LLP, 26th Floor, 60 State Street, Boston, Massachusetts on Wednesday, July 30, 1997 at 10:00 a.m. for the following purposes:

     1. To fix the number of Directors at eight and to elect a class of three Directors to serve for a three-year term and until their successors are duly elected and qualified;

     2. To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the current fiscal year; and

     3. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on June 6, 1997 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

                                            By Order of the Board of Directors



                                            PETER B. TARR
                                            Clerk






--------------------------------------------------------------------------------
IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

                              DYNATECH CORPORATION
                          3 NEW ENGLAND EXECUTIVE PARK
                      BURLINGTON, MASSACHUSETTS 01803-5087

                                PROXY STATEMENT
                                      FOR
                       THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 30, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Dynatech Corporation ("Dynatech" or the "Company") for the Annual Meeting of Stockholders to be held on Wednesday, July 30, 1997 at 10:00 a.m. at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts and any adjournments thereof. The enclosed proxy, if properly executed and returned, may be revoked at any time before it is exercised by delivering to the Clerk of the Company a duly executed written notice of revocation, by delivering a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

     The Company's Annual Report for the fiscal year ended March 31, 1997, containing financial statements for that year and prior periods, is being mailed to stockholders concurrently with this Proxy Statement and form of proxy on or about June 25, 1997.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), EXCEPT FOR EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO THE CHIEF FINANCIAL OFFICER OF THE COMPANY, DYNATECH CORPORATION, 3 NEW ENGLAND EXECUTIVE PARK, BURLINGTON, MASSACHUSETTS 01803-5087.

VOTING SECURITIES AND VOTES REQUIRED

     At the close of business on June 6, 1997, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 16,675,563 shares of Common Stock of the Company, $.20 par value ("Common Stock"), constituting all of the voting stock of the Company. Holders of Common Stock are entitled to one vote per share.

     The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

     The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter is required for the ratification of the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the current fiscal year.

     Shares that abstain from voting as to a particular matter, and shares held in "street name" by a broker or nominee who indicates on a proxy that he or she does not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and also will not be counted as shares voted on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on matters, such as the ones presented for stockholder approval at this Annual Meeting, that require the affirmative vote of a certain percentage of the shares voting on the matter.

                                 PROPOSAL NO. 1

                        ELECTION OF A CLASS OF DIRECTORS

     Stockholders will be asked to fix the number of directors at eight. The Board of Directors is divided into three classes, with the Directors in each class serving for a term of three years and until their successors are duly elected and qualified. As the term of one class expires, a successor class is elected at each annual meeting of stockholders.

     The persons named in the enclosed proxy will vote to elect John F. Reno, L. Dennis Kozlowski and Peter van Cuylenburg (the "Nominees") as a class of Directors to serve for three years until the 2000 annual meeting and until their successors are duly elected and qualified, unless authority to vote for any of the Nominees is withheld by marking the proxy to that effect. Each of the Nominees is currently serving as a Director of the Company and has indicated his willingness to continue to serve, if elected, as a Director. However, if any of them fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES.

                  INFORMATION REGARDING NOMINEES AND DIRECTORS

     The following table sets forth certain information with respect to the Nominees and those Continuing Directors of the Company whose terms expire at the annual meetings of stockholders in 1998 and 1999.

                  NOMINEES FOR ELECTION AT 1997 ANNUAL MEETING
                       (CLASS WITH TERM EXPIRING IN 2000)

                       NAME AND PRINCIPAL OCCUPATION                             DIRECTOR
                     FOR AT LEAST THE PAST FIVE YEARS                    AGE       SINCE
                     --------------------------------                    ---     --------
    John F. Reno(D)....................................................   58       1993
      President and Chief Executive Officer of the Company since
      January 1993 and Chairman of the Board of Directors since August
      1996; President and Chief Operating Officer from July 1991 to
      January 1993; Executive Vice President and Chief Operating
      Officer prior to July 1991. Mr. Reno is also a Director of
      Millipore Corporation.

    L. Dennis Kozlowski(A).............................................   50       1995
      Chairman of the Board of Tyco International Ltd. since 1993;
      Chief Executive Officer since 1992; President and Chief Operating
      Officer since 1989. President of Grinnell Corporation, a
      subsidiary of Tyco International, since 1984. Mr. Kozlowski is also a Director of Thiokol Corp., Applied Power Inc., and
      Raytheon Company.

    Peter van Cuylenburg(B)............................................   49       1996
      President, Specialty Storage Products Group, Quantum Corporation,
      since September 1996. Executive Vice President of Xerox from July
      1993 to December 1995. From April 1992 to May 1993, Mr. van
      Cuylenburg was President of NeXT Computer, Inc., a manufacturer of computer systems, and from December 1989 to April 1992, he was a Group Director for Cable & Wireless plc. Mr. van Cuylenburg is
      also a Director of Mitel Corporation.

                              CONTINUING DIRECTORS
                       (CLASS WITH TERM EXPIRING IN 1998)

                       NAME AND PRINCIPAL OCCUPATION                             DIRECTOR
                     FOR AT LEAST THE PAST FIVE YEARS                    AGE       SINCE
                     --------------------------------                    ---     --------
    Ronald L. Bittner(A)(D)............................................   55       1995
      Chairman, CEO, President, and Director of Frontier Corporation, a
      national telecommunications company in Rochester, NY since 1993;
      President and Chief Executive Officer since 1992. Prior to 1992,
      Mr. Bittner served as President of Telecom Group.

    O. Gene Gabbard(C).................................................   57       1994
      Consultant and entrepreneur who works with high technology start-up companies since February 1993. Prior to that, Mr.
      Gabbard was an Executive Vice President and Chief Financial
      Officer of MCI Communications Corporation. Mr. Gabbard is also a
      Director of InterCel, Inc., Adtran, Inc., and MindSpring
      Enterprises, Inc.

    Richard K. Lochridge (A)(B)(D).....................................   53       1986
      President and Chief Executive Officer of Lochridge and Company,
      Inc., a management consulting firm, since April 1986. Prior to that, Mr. Lochridge was a Vice President of the Boston Consulting
      Group and a member of the Management Committee of the Boston
      Consulting Group, Inc. Mr. Lochridge is also a Director of
      Hannaford Brothers Food, Inc.

                              CONTINUING DIRECTORS
                       (CLASS WITH TERM EXPIRING IN 1999)

                       NAME AND PRINCIPAL OCCUPATION                             DIRECTOR
                     FOR AT LEAST THE PAST FIVE YEARS                    AGE       SINCE
                     --------------------------------                    ---     ---------
    William R. Cook(C).................................................   53       1994
      President and Chief Executive Officer of BetzDearborn Inc. of
      Trevose, Pennsylvania, a chemical company, since 1993 and
      Chairman since April 1996; President and Chief Operating Officer from 1989 to 1993. Mr. Cook is also a Director of the Chemical
      Manufacturers Association.

    Robert G. Paul(C)(D)...............................................   55       1994
      President, Chief Executive Officer and Director of Allen Telecom
      Inc., manufacturer and marketer of electronics and other products for the wireless communications industry, in Beachwood, Ohio since 1991; President and Chief Operating Officer prior to 1991.

---------------

(A)  Member of the Audit Committee.
(B)  Member of the Board Governance Committee.
(C)  Member of the Compensation Committee.
(D)  Member of the Executive Committee.

                          DYNATECH BOARD OF DIRECTORS'
                   SUMMARY OF CORPORATE GOVERNANCE GUIDELINES

     Dynatech's Board of Directors believes its principal obligations encompass the evaluation and compensation of senior management, planning for management succession, and maintaining sufficient knowledge about the Company and its markets to effectively judge strategic plans for the long-term benefit of the stockholders, employees, customers and communities in which the Company operates.

     The governance guidelines adopted by the Company's directors in fiscal 1997 may be summarized as follows:

          1. The Board will comprise nine members including the Chief Executive Officer, of whom eight members are currently serving and a ninth is anticipated to join the Board during fiscal 1998. Exceptions may exist for brief periods when, for example, election of a new director precedes an incumbent director's retirement or an overlap period exists with election of a new director or Chief Executive Officer.

          2. Directors should not represent any specific constituencies and will be selected and assessed on such factors as personal integrity and independence, understanding of technology, markets, finance, marketing, and other knowledge needed to make the Board, in total, complete in its capacity to perform its duties.

          3. New directors will be recommended for election to the Board following evaluation by the Board Governance Committee with input from the Chairman and Chief Executive Officer.

          4. The Board Governance Committee will conduct an annual survey to assess performance of the Board in its entirety and each member individually to improve overall Board effectiveness. In addition, the Board Governance Committee has the responsibility to propose slates of nominees to be approved by the Board each year for inclusion in proxy statements to stockholders.

          5. At least annually, there shall be a full Board evaluation of the Chief Executive and Chairman of the Board's performance, and there shall be an annual report by the Chief Executive on succession planning and management development.

          6. To ensure the influx of new ideas and knowledge and revitalized group interactions within the Board while also providing continuity, Dynatech has set outside director term limits of 15 years or the completion of five full three-year terms, whichever is longer.

          7. In addition, no director shall stand for reelection after reaching the age of 70.

          8. The retirement of a Chief Executive Officer shall not mean automatic continuance on the Board. Rather, upon the occurrence of such an event, the Chief Executive Officer shall be expected to submit his or her Board resignation, and the Board shall determine whether to accept it.

          9. The Board has no predetermined policy as to separation of the roles of Chairman and Chief Executive Officer. However, in the event the Chairman is a management director, the outside directors shall consider, each year, whether they wish to choose one of their members to be the Lead Director.

          10. There are four Board committees: Executive, Governance, Audit, and Compensation. Each has a charter. The Chief Executive may serve only on the Executive Committee, which is intended to act only when full Board participation is determined unnecessary or in an emergency.

          11. The Board Governance Committee is responsible for committee assignments. The committee chairmen shall be outside directors, and it is the opinion of the Board that it is desirable that committee assignments and chairs be rotated from time to time.

          12. Committee and Board agendas will be developed by the respective chairs in consultation with other members. Any Board member is free to suggest inclusion of items for the agenda of any committee.

          13. Executive sessions of outside directors shall occur at least biannually, led by the Lead Director or Chair of the Governance Committee if no Lead Director has been selected.

          14. The Company expects its directors to own and retain stock. Therefore, it is the Company's philosophy that the majority of board compensation be paid in shares of stock to more effectively align the interests of the Directors with those of the stockholders. Directors who are also employees receive no additional compensation for Board service.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has Executive, Audit, Compensation, and Board Governance Committees of the Board of Directors.

     The Board of Directors met six times during fiscal year 1997. Each Director attended at least 75 percent of the aggregate number of meetings of the Board of Directors and the committees on which he served.

     The Executive Committee, which met one time during fiscal year 1997, is vested with the authority of the Board of Directors in most matters between meetings of the Board of Directors.

     The Audit Committee, whose Chairman is Ronald L. Bittner, met two times during fiscal year 1997. The Audit Committee recommends to the Board of Directors the appointment of the independent public accountants, reviews the scope and budget for the annual audit, and reviews the results of the examination of the Company's financial statements by the independent public accountants. The Audit Committee also periodically reviews the job performance of the Chief Financial Officer. The Company's financial personnel and independent public accountants have full access to the Audit Committee.

     The Compensation Committee, whose Chairman is Robert G. Paul, reviews the Company's executive compensation and benefit policies as further described in the Compensation Committee Report on Executive Compensation included in this proxy statement. The Compensation Committee met two times during fiscal year 1997. The Company is not aware of any Compensation Committee interlocks.

     The Board Governance Committee, whose Chairman is Richard K. Lochridge, was established in 1994 as the Nominating Committee and was renamed the Board Governance Committee in June 1995. The Board Governance Committee met three times during fiscal year 1997. The Board Governance Committee consists of Directors who are not officers or employees of the Company or any subsidiary of the Company. The Board Governance Committee is charged with the responsibility of evaluating the Board of Directors' structure, personnel, and processes so as to permit the Board of Directors to discharge successfully its fiduciary duties and to consider the needs of the Company's stockholders. In this connection, the Board Governance Committee typically recommends to the Board of Directors the slate of nominees for election as Director at each annual meeting of stockholders. The Board Governance Committee will consider the recommendation of any stockholder with respect to nominees for election to the Board of Directors. Any such recommendation should be accompanied by all relevant information, including information required by the applicable rules of the SEC and any other industry experience. To make a recommendation, a stockholder should send the nominee's name and supporting information to the Clerk of the Company at the Company's principal executive office. In order to permit the Board Governance Committee to give fair consideration to any such recommendation, the information should be received by the date specified under the applicable rules of the SEC relating to stockholder proposals.

COMPENSATION OF DIRECTORS

     Compensation of Non-Employee Directors ("Non-Employee Directors") of the Company is at the rate of $1,500 for each Board of Directors or committee meeting attended ($500 for each committee meeting held directly before or after a meeting of the Board of Directors), $750 for a meeting held over the telephone, plus a quarterly retainer fee paid at the rate of 200 shares of Dynatech Common Stock per quarter. Chairmen of all Committees other than the Executive Committee receive an additional 25 shares of Dynatech Common Stock per quarter. In addition, the Dynatech Corporation 1994 Stock Option and Incentive Plan provides for the automatic grant of stock options to Non-Employee Directors of the Company. Each Non-Employee Director is entitled to receive an option to purchase 10,000 shares of Common Stock upon initial election to the Board of Directors and an additional option to purchase 3,000 shares of Common Stock after each Annual Meeting of Stockholders. Non-Employee Directors who have served on the Board for at least five years are also entitled to receive an annual retirement benefit equal to $16,000. Such retirement benefit is payable following the later of the Non-Employee Director's 60th birthday or retirement from the Board (or such later date as the Director shall elect) for a period equal to the number of full years of service on the Board, up to a maximum of ten years.

                             PRINCIPAL STOCKHOLDERS

     Based upon information contained in the most recent Schedule 13D, Schedule 13G, or other information available to the Company, the following entity beneficially owned more than five percent (5%) of the Company's Common Stock as of April 30, 1997.

                                                                                  PERCENTAGE
                                                                 SHARES           OF COMMON
                               NAME                               OWNED           STOCK(1)
                               ----                              ------           ----------
    FMR Corp.
    82 Devonshire Street
    Boston, MA 02109..........................................  1,450,105           8.6%

---------------

(1) Based on 16,832,963 shares of Common Stock outstanding as of April 30, 1997.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information as of April 30, 1997 with respect to the shares of Common Stock of the Company beneficially owned by each Director of the Company, each of the executive officers named in the Summary Compensation Table contained herein, and by all Directors and executive officers of the Company as a group.

                                        AMOUNT AND
                                         NATURE OF        OPTION SHARES     DEFERRED
                                        BENEFICIAL         SUBJECT TO         STOCK        PERCENTAGE OF
NAME OF INDIVIDUAL                    OWNERSHIP(1)(2)      VESTING(3)       SHARES(4)     COMMON STOCK(2)
------------------                    ---------------     -------------     ---------     ---------------
John F. Reno........................      154,654(5)         253,500              0             *
John R. Peeler......................       61,376(6)         103,200              0             *
George A. Merrick...................       19,940(7)          54,200              0             *
Roger C. Cady.......................       11,954(8)          44,000              0             *
John A. Mixon.......................       22,155(9)          55,000              0             *
Robert H. Hertz.....................       23,199(10)         48,800              0             *
Allan M. Kline......................       11,600(11)         40,000              0             *
Robert G. Paul......................        8,825             16,000              0             *
Richard K. Lochridge................        9,000             21,000          5,850             *
O. Gene Gabbard.....................        6,450             16,000              0             *
William R. Cook.....................        6,200             16,000              0             *
L. Dennis Kozlowski.................        2,600             13,000              0             *
Peter van Cuylenburg................        2,200             13,000              0             *
Ronald L. Bittner...................          200             16,000          3,350             *
All current Directors and Executive
  Officers as a group (15 persons)..      315,150(12)        731,300          9,200            1.9%

---------------

   * Less than 1%

 (1) Represents shares of Common Stock beneficially owned on April 30, 1997. Unless otherwise noted, each person has sole voting and investment power with respect to such shares.

 (2) Based upon 16,832,963 shares of Common Stock outstanding as of April 30, 1997. Common Stock includes all shares of outstanding Common Stock plus, as required for the purpose of determining beneficial ownership (in accordance with Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act")), all shares of Common Stock subject to any right of acquisition by such person, through exercise or conversion of any security, within 60 days of April 30, 1997.

 (3) Represents shares of Common Stock underlying stock options already granted but which are not yet vested or exercisable within 60 days of April 30, 1997.

 (4) Represents shares of Common Stock payable but receipt of which has been voluntarily deferred pursuant to the terms of the Non-Employee Directors' Stock Compensation Plan and 1994 Stock Option and Incentive Plan.

 (5) Includes 2,000 shares owned by Mr. Reno's spouse and 9,050 shares owned by a relative for which Mr. Reno has power of attorney. Includes 102,800 shares of Common Stock issuable upon exercise of stock options which are exercisable within 60 days of April 30, 1997.

 (6) Includes 38,400 shares of Common Stock issuable upon exercise of stock options which are exercisable within 60 days of April 30, 1997.

 (7) Includes 16,800 shares of Common Stock issuable upon exercise of stock options which are exercisable within 60 days of April 30, 1997.

 (8) Includes 4,000 shares of Common Stock issuable upon exercise of stock options which are exercisable within 60 days of April 30, 1997. Mr. Cady's active employment with the Company terminated on April 11, 1997.

 (9) Includes 18,050 shares of Common Stock issuable upon exercise of stock options which are exercisable within 60 days of April 30, 1997.

(10) Includes 15,000 shares of Common Stock issuable upon exercise of stock options which are exercisable within 60 days of April 30, 1997. Mr. Hertz' active employment with the Company terminated on July 31, 1996.

(11) Includes 10,000 shares of Common Stock issuable upon exercise of stock options which are exercisable within 60 days of April 30, 1997.

(12) Includes 194,850 shares of Common Stock issuable upon exercise of stock options which are exercisable within 60 days of April 30, 1997. Excludes shares which may become vested and exercisable upon a Change in Control as defined in the stock option plan pursuant to which such options were granted.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth information concerning compensation awarded to, earned by, or paid to (i) the Company's Chief Executive Officer, (ii) the four highest compensated executive officers who were serving as executive officers at the end of fiscal 1997, (iii) one other person who served as an executive officer during fiscal 1997, but was not so serving at the end of fiscal 1997 and (iv) one other person who served as an executive officer at the end of fiscal 1997 (collectively, the "Named Executive Officers") for services rendered in all capacities with respect to the Company's fiscal years ended March 31, 1995, 1996 and 1997:

                                                                              LONG TERM
                                                                             COMPENSATION
                                               ANNUAL COMPENSATION(1)         AWARDS(2)
                                          --------------------------------   ------------    ALL OTHER
                NAME AND                  FISCAL     SALARY        BONUS       OPTIONS      COMPENSATION
           PRINCIPAL POSITION              YEAR        ($)          ($)          (#)           ($)(3)
           ------------------             ------     -------       -----     ------------   ------------
John F. Reno............................   1997      456,250     1,032,185       55,100        31,892
  Chairman, President and                  1996      435,000       372,836       62,000        25,533
  Chief Executive Officer                  1995      385,000       420,609      144,000         5,571

John R. Peeler..........................   1997      244,242       662,214       20,800        18,936
  Corporate Vice President--               1996      225,042       293,128       28,000        15,939
  Communications Test Division             1995      213,000       305,790       64,000         5,519

George A. Merrick(4)....................   1997      210,331       242,673       15,000        16,343
  Corporate Vice President--               1996      204,667       196,798       19,000         7,253
  Display Business                         1995      116,667        75,244       40,000             0

John A. Mixon...........................   1997      178,500       270,591       13,800         9,910
  Corporate Vice President--               1996      172,125        94,384       14,000         8,851
  Human Resources                          1995      159,500       120,684       40,000         5,404

Allan M. Kline(5).......................   1997      158,333       218,918       50,000         3,234
  Corporate Vice President, Chief
  Financial Officer and Treasurer

Roger C. Cady(6)........................   1997      216,000       286,508       13,000        11,875
  Former Corporate Vice                    1996      211,500        99,898       14,000        10,815
  President--Business                      1995      202,500       145,825       13,000         5,362
  Development

Robert H. Hertz(7)......................   1997      221,500       377,747            0        17,190
  Former Treasurer and Chief               1996      216,625       133,633       19,000        11,672
  Financial Officer                        1995      200,000       170,244       30,000         5,571

---------------

(1) Perquisites and other personal benefits paid to each Named Executive Officer in each instance aggregated less than 10% of the total annual salary and bonus set forth in the columns entitled "Salary" and "Bonus" for each Named Executive Officer, and accordingly, have been omitted from the table as permitted by the rules of the SEC.

(2) The Company did not grant any restricted stock awards or stock appreciation rights to any of the Named Executive Officers during the years shown.

(3) Figures in this column represent the Company's contributions on behalf of each of the Named Executive Officers under the Company's 401(k) plan. In fiscal 1996 and fiscal 1997, these figures also include the

    Company's contributions under a nonqualified deferred compensation plan, which became effective April 1, 1995.

(4) Mr. Merrick's employment with the Company commenced in September 1994.

(5) Mr. Kline's employment with the Company commenced in June 1996.

(6) Mr. Cady's active employment with the Company terminated on April 11, 1997. Mr. Cady will continue to be paid his monthly base salary, a performance bonus for fiscal 1997 and certain benefits for a period of twenty-four (24) months; provided that should he accept full-time employment during this period, his payments from the Company shall either cease or be reduced depending upon the amount of compensation paid by his new employer. Mr. Cady's stock options shall continue to vest during this period.

(7) Mr. Hertz' active employment with the Company terminated on July 31, 1996. Mr. Hertz will continue to be paid his monthly base salary through July 31, 1998, as well as certain benefits and bonuses for the 1997, 1998 and (pro-rated) 1999 fiscal years, such bonuses to be calculated in the manner utilized for the fiscal 1996 bonus. Mr. Hertz' stock options shall continue to vest during this period, and any such options not vested as of July 31, 1998 will at that date become vested and exercisable.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning individual grants of stock options to the Named Executive Officers during the fiscal year ended March 31, 1997:

                                             INDIVIDUAL GRANTS(1)
                             -----------------------------------------------------      POTENTIAL REALIZABLE
                                           % OF TOTAL                                     VALUE AT ASSUMED
                             NUMBER OF      OPTIONS                                    ANNUAL RATES OF STOCK
                             SECURITIES    GRANTED TO                                    PRICE APPRECIATION
                             UNDERLYING    EMPLOYEES     EXERCISE OR                     FOR OPTION TERM(2)
                              OPTIONS      IN FISCAL     BASE PRICE     EXPIRATION    ------------------------
NAME                         GRANTED(#)     YEAR(%)       ($/SH)(1)        DATE         5%($)         10%($)
----                         ----------    ----------    -----------    ----------    ----------    ----------
John F. Reno...............    55,100          9.1%         $33.25        7/30/06     $1,152,180    $2,919,854
John R. Peeler.............    20,800          3.4%         $33.25        7/30/06     $  434,943    $1,102,232
George A. Merrick..........    15,000          2.5%         $33.25        7/30/06     $  313,661    $  794,879
John A. Mixon..............    13,800          2.3%         $33.25        7/30/06     $  288,568    $  731,288
Allan M. Kline.............    50,000          8.2%         $32.00        6/17/06     $1,006,231    $2,549,988
Roger C. Cady..............    13,000          2.1%         $33.25        7/30/06     $  271,839    $  688,895
Robert H. Hertz............         0        --               --            --             --            --

---------------

(1) Options vest annually in five equal installments beginning on the first anniversary date of grant. The options in this table expire 10 years after grant.

(2) These columns show the hypothetical value of the options granted at the end of the option terms if the price of the Common Stock were to appreciate annually by 5% and 10%, respectively. At April 30, 1997, the aggregate value of Common Stock held by non-affiliates of the Company was approximately $555,696,045, based upon 16,712,663 shares outstanding and held by non-affiliates at a price per share of $33.25. If the Common Stock appreciates at a compound rate of 5% per year for ten years, the aggregate value of all shares held by non-affiliates would be approximately $905,169,657, representing an increase of $349,473,612. Similarly, if the Common Stock appreciates at a compound rate of 10% per year for ten years, the aggregate value of all shares held by non-affiliates would be approximately $1,441,331,905, representing an increase of $885,635,860. There is no assurance that the stock price will appreciate at the rates shown.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES.

     The following table sets forth certain information regarding stock option exercises by the Named Executive Officers during the fiscal year ended March 31, 1997, and stock options held by the Named Executive Officers at March 31, 1997:

                                                            NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                   SHARES       VALUE       OPTIONS AT FY-END(#)            FY-END(2)($)
                                 ACQUIRED ON   REALIZED   -------------------------   -------------------------
             NAME                EXERCISE(#)    (1)($)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
             ----                -----------   --------   -------------------------   -------------------------
John F. Reno...................     35,600     $812,500        102,800/253,500            $1,577,700/$2,926,200
John R. Peeler.................     17,600     $461,600         38,400/103,200            $  633,700/$1,290,900
George A. Merrick..............      3,000     $ 85,875         16,800/ 54,200            $  292,175/$  619,200
John A. Mixon..................      6,250     $171,922         18,050/ 55,000            $  239,425/$  564,450
Allan M. Kline.................      0         $  0                  0/ 50,000            $        0/$        0
Roger C. Cady..................     12,000     $249,175              0/ 48,000            $        0/$  521,300
Robert H. Hertz................     11,200     $237,550         15,000/ 48,800            $  252,200/$  793,650

---------------

(1) Calculated on the basis of the fair market value of the Common Stock on the date of exercise, less the option exercise price.

(2) Calculated on the basis of the fair market value of the Common Stock on March 31, 1997 ($30.00), less the applicable option exercise price.

SPECIAL TERMINATION AGREEMENTS

     Each of the persons named in the compensation table set forth above (other than Messrs. Cady and Hertz) as well as other key employees are party to Special Termination Agreements with the Company. These Agreements provide that if there is a "Change in Control" of the Company (as defined in the Agreements), and if during the two-year period following such Change in Control the officer's employment is terminated for any reason other than on account of death or for "cause," or the officer terminates his or her own employment following a demotion, reduction in compensation, or similar event, the officer will be entitled to receive a lump sum payment from the Company within 15 days after the date of termination and continuance of fringe benefits. Under the Agreements, the amount of the severance payment is based on an officer's length of service with the Company, ranging incrementally from one times the officer's average annual cash compensation to three times the officer's average annual cash compensation after fifteen years of service.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal year 1997, the Company paid Lochridge and Company, Inc., a management consulting firm based in Boston, Massachusetts, aggregate fees of $130,168.17 for professional services done by their Technology Practice area. Richard K. Lochridge, a Director of the Company, is President and Chief Executive Officer of Lochridge and Company, Inc. The Company believes that the terms of its arrangements with Lochridge and Company, Inc. are at least as favorable to the Company as those the Company could negotiate with unrelated third parties.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors was established in 1979 and is comprised solely of independent, non-employee Directors. The Compensation Committee reviews and approves all compensation plans, benefit programs, and perquisites for executives and other employees. The Compensation Committee sets the salary of the Chief Executive Officer (the "CEO"), sets relative relationships between the CEO's salary and the salary of other key executives, and recommends to the Board the compensation program for Directors. The Compensation Committee reviews and approves management recommendations for stock option grants under the Company's stock option plan. The Compensation Committee periodically reviews the job performance of the Chief Executive Officer.

     The Company's executive compensation program has been designed to attract and retain exceptional executives who seek a long-term association with the Company and who enjoy the challenge of pay for performance. The basic program consists of two cash compensation components: base salary and a performance based annual bonus. A third component, ownership-linked stock options, is used for executive retention, to attract new key people, to recognize accomplishments under individually tailored business growth programs, and to align the long-term interests of eligible executives with those of the stockholders.

     Base salary for the CEO is set annually taking into consideration Company sales and profit growth, overall job performance, and mid-range pay levels for CEOs of corporations of a similar size. The Compensation Committee utilizes, as a reference, up-to-date information on compensation practices of other companies from several independent sources. Base salary is then set so as to represent no more than 40% of total attainable compensation, the majority of which is fully contingent upon the achievement of both qualitative and quantitative levels of performance and stockholder return. Mr. Reno's annual base salary was increased to $475,000 on January 1, 1997 from $450,000. The Company believes that Mr. Reno's base salary is at approximately the median base compensation level paid to chief executive officers of corporations of a similar size and complexity to the Company.

     The Company's pay for performance annual bonus program is considered the most significant cash-based compensation component. Executives in this program earn a bonus set by growth in profit and return on assets from either their particular business unit or the Company as a whole. The plan is formula-based using weighted average three year (current and two trailing) performance and is designed so that consistently good individual performance over the three years provides the executive with the highest payout. The intent is to encourage investment decisions in undertakings that will provide the best medium term (three year) financial results. With consistently outstanding profit growth, an executive can earn a bonus of several times the executive's annual salary; or, with no profit growth and return on assets below standard, no bonus at all. For fiscal year 1997, Mr. Reno's bonus was $1,032,185, representing approximately 217.3% of his current base salary. Mr. Reno's fiscal 1997 bonus was earned as a result of current and prior years' performance, including the Company's completion during fiscal 1997 of its strategy to dispose of the Company's noncore businesses. This compares to fiscal year 1996 when his bonus, calculated under the same formula, was $372,836 and represented 82.9% of his base salary.

     The third compensation component is an ownership-linked stock option program, which provides long-term incentives to executives that are aligned with the interests of the Company's stockholders. Stock options, granted at market price, typically vest annually in 20% increments over five years. A longer term perspective is established by sequential grants. The stock option program requires specified levels of continued stock ownership for senior executives based on position and years of participation in the program. The program is designed to encourage senior executives to be long-term stockholders and to have owner concern and care for the Company as a whole. The intent of the option program is to provide an executive with the opportunity for financial gain which is larger than cumulative annual bonuses but which takes much longer to achieve; and which requires meaningful long-term growth in the market price of the Company's Common Stock for the gain to be realized.

     The size and frequency of option grants are based on level of responsibility, performance of the Company as a whole, the performance of the executive's business unit, and the executive's personal performance. Annually, both financial and non-financial specific goals are set aimed at building future marketplace strengths, intercompany cooperation and alliances, achieving corporate success factors, and, when appropriate, restructuring issues. For senior executives, option grants may be subject to reduction and/or elimination in proportion to the executive's ownership position relative to ownership levels required by the plan. Other option grants may be made based upon management's specific recommendations, and review and approval by the Compensation Committee. Grants are made from a Compensation Committee defined pool of shares. In accordance with these goals and policies, in fiscal year 1997, Mr. Reno was granted an option to purchase 55,100 shares of common stock.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which became effective on January 1, 1994, generally limits the Company's ability to deduct compensation expense in excess of $1 million paid to the Company's Chief Executive Officer or four other most highly paid executive officers. The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to insure that compensation is deductible to the extent permitted while simultaneously providing Company executives with appropriate rewards for their performance. Towards this end, the Company's 1994 Stock Option and Incentive Plan has been drafted in a manner that will qualify stock options as performance-related compensation not subject to the cap on deductibility imposed by Section 162(m).

Robert G. Paul, Chairman
O. Gene Gabbard
William R. Cook

REPORTS UNDER SECTION 16(a) OF THE EXCHANGE ACT

     Based solely on its review of copies of reports filed by persons ("Reporting Persons") required to file such reports pursuant to Section 16(a) of the Exchange Act, the Company believes that all filings required to be made by Reporting Persons of the Company were timely made in accordance with the requirements of the Exchange Act.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                       FOR THE YEAR ENDED MARCH 31, 1997

     The graph that follows compares the five-year cumulative total return of the Company's Common Stock with the S&P 500 Composite Stock Price Index and the S&P High Tech Composite Index. It assumes an investment of $100 on March 31, 1992 in the Common Stock of the Company, and the stocks comprising the S&P 500 and the S&P High Tech Composite Index and assumes reinvested dividends.


                                 [LINE CHART]


        Measurement Period               DYNATECH          S&P HIGH TECH
      (Fiscal Year Covered)             CORPORATION          COMPOSITE         S&P 500 INDEX
             Mar92                        100.000             100.000             100.000
             Mar93                        135.443             112.917             115.188
             Mar94                         93.670             131.347             116.891
             Mar95                        159.494             169.815             135.059
             Mar96                        237.975             230.093             178.278
             Mar97                        303.797             303.579             213.567

                                 PROPOSAL NO. 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Coopers & Lybrand L.L.P. as the Company's independent auditors for the current fiscal year. Although stockholder approval of the Board of Directors' selection of Coopers & Lybrand L.L.P. is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                           PROPOSALS BY STOCKHOLDERS

     In order for a proposal of a stockholder to be included in the Board of Directors' proxy statement for the Company's 1998 Annual Meeting, it must be received at the principal executive office of the Company on or before February 25, 1998, pursuant to Rule 14a-8 under the Exchange Act. Such a proposal must comply with the requirements as to form and substance established by the SEC in order to be included in the proxy statement.

     In addition, the Company's By-laws provide that any stockholder of record wishing to have a stockholder proposal considered at an annual meeting, other than a stockholder proposal included in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act, must provide written notice of such proposal and appropriate supporting documentation, as set forth in the By-laws, to the Company at its principal executive office not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"); provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before or more than 60 days after the Anniversary Date, notice must be so delivered not later than the close of business on the later of (i) the 75th day prior to the scheduled date of such annual meeting or (ii) the 15th day after public disclosure of the date of such meeting.

                                 OTHER MATTERS

     The Board of Directors of the Company is not aware of any other matters which may come before the meeting. It is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment if any other matters should properly come before the meeting, including voting for election of a Director in place of any person named in the proxy who may not be available for election.

     The cost of soliciting proxies will be borne by the Company. The solicitation of proxies by mail may be followed by solicitation of certain stockholders by officers, Directors, or employees of the Company by telephone or in person. The Company also has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies at an estimated cost of $5,000 plus reasonable expenses.

     IF YOU MAY NOT BE PRESENT AT THE MEETING, IT WOULD BE APPRECIATED IF YOU WOULD COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Burlington, Massachusetts
June 25, 1997

543-PS-97

                                                                      APPENDIX A
                                                                      ----------



                              DYNATECH CORPORATION


PROXY                                                        PROXY

    PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 30, 1997

     The undersigned, revoking all prior proxies, hereby appoint(s) John F. Reno, Allan M. Kline, Mark V.B. Tremallo and Peter B. Tarr, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of Dynatech Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, on July 30, 1997 at
10:00 a.m., local time, and at any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised or affirmatively indicate his intent to vote in person.

               i. To set the number of directors at eight and to elect the following Directors to serve for a three year term (except as marked below):

            John F. Reno, L. Dennis Kozlowski and Peter van Cuylenburg

[ ]  FOR all nominees           [ ] WITHHOLD AUTHORITY to vote for all nominees

[ ]  FOR all nominees
      except the following:_____________________

               ii. To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the current fiscal year.

      [ ]  FOR                  [ ]  AGAINST                    [ ]  ABSTAIN

                                    Please sign exactly as name appears hereon.
                                    When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorizing person.

                                    Signature:________________________________

                                    Date:_____________________________________

THIS PROXY IS SOLICITED             Signature:________________________________
ON BEHALF OF THE BOARD OF
DIRECTORS OF THE COMPANY            Date:_____________________________________











                                     -22-